Exhibit 99.1

Form of Notice of Blackout Period to Kimball Electronics, Inc. Directors and Executive Officers
October 10, 2014
To: Executive Officers and Members of the Board of Kimball Electronics, Inc.

Re: Notice of Expected Imposition of Blackout Period Relating to Kimball Electronics, Inc. Stock

This notice is being provided to you regarding an expected temporary suspension of trading in Kimball Electronics, Inc. (“Kimball Electronics”) equity securities during a short restricted period (the “Blackout Period”) that is expected to be imposed under the Kimball Electronics, Inc. Retirement Plan (the “Plan”) in connection with the anticipated spin-off of Kimball Electronics from Kimball International, Inc. (“Kimball International”). The Plan is the successor to the Kimball International, Inc. Retirement Plan (the “Parent Plan”) for those Kimball International employees who are moving to Kimball Electronics. The Blackout Period has been imposed to ensure an orderly and accurate transfer of former Kimball International employees’ assets and contributions under the Parent Plan to the Plan. During the Blackout Period, participants in the Plan will not be able to move money between funds, change the funds to invest money in, change the amount of each paycheck to invest, request a loan, request withdrawal or distribution, or make an unscheduled loan repayment. The Blackout Period for the Plan is expected to begin as of 4 p.m., Eastern time, on November 11, 2014 and end the week of November 16, 2014.

Under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, you are generally prohibited from directly or indirectly purchasing or acquiring any of the common stock of Kimball Electronics offered to you for your service as an executive officer or director of Kimball Electronics. You also may not directly or indirectly sell or transfer any common stock of Kimball Electronics that you acquired previously through your service as an executive officer or director, regardless of whether you are a participant in the Plan. The Kimball Electronics common stock that you own subject to these restrictions includes any shares you received under the Plan, the 2014 Stock Option and Incentive Plan, and the 2014 Profit Sharing Incentive Bonus Plan.

In addition, the rule against the “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of common stock of Kimball Electronics by immediate family members living with you or trusts or other entities in which you have an interest.

These restrictions may have exceptions for certain transactions, including, but not limited to Kimball Electronics common stock purchased or sold pursuant to a 10b-5 Plan. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe. Therefore, please contact John H. Kahle directly at (812) 482-8534 or 1600 Royal Street, Jasper, IN 47549, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of common stock of Kimball Electronics during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period or if you have any questions concerning this notice. You may obtain, without charge, information as to whether the Blackout Period has begun or ended. Also, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a Kimball Electronics security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the blackout period.

Please keep in mind that the expected end of the Blackout Period will in no way affect other prohibitions on trading common stock of Kimball Electronics, including the normal prohibition on trading in common stock of Kimball Electronics while in possession of material non-public information.